As filed with the Securities and Exchange Commission on April 11, 2008

Registration No. 333-139367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

US BioEnergy Corporation

(Exact name of registrant as specified in its charter)

South Dakota	20-1811472
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5500 Cenex Drive

Inver Grove Heights, MN 55077-1733

(Address Of Principal Executive Offices)

US BIOENERGY CORPORATION 2006 STOCK INCENTIVE PLAN

(Full title of the plan)

Gregory S. Schlicht, Esq.

Senior Vice President, General Counsel and Corporate Secretary

US BioEnergy Corporation

5500 Cenex Drive

Inver Grove Heights, MN 55077-1733

(651) 554-5000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 filed by US BioEnergy Corporation (the “Company”), deregisters certain common shares, $0.01 par value, of the Company, that had been registered for issuance under the US BioEnergy Corporation 2006 Stock Incentive Plan on the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 15, 2006 (File No. 333-139367) (the “Registration Statement”) and have not been issued.

Pursuant to an Agreement and Plan of Merger, dated as of November 29, 2007, by and among the Company, VeraSun Energy Corporation (“Parent”) and Host Acquisition Corporation (“Merger Sub”), a direct, wholly-owned subsidiary of Parent, Merger Sub merged with and into the Company, with the Company surviving the merger as a direct, wholly-owned subsidiary of Parent. As a result of the merger, the Company has terminated the offering of the Company’s common shares pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to its Registration Statement (File No. 333-139367) to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Brookings, state of South Dakota, on this 11th day of April, 2008.

US BioEnergy Corporation

By:	/s/ Donald L. Endres
Name:	Donald L. Endres
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement (File No. 333-139367) has been signed by the following persons in the capacities indicated on April 11, 2008.

Signature	Title

/s/ Donald L. Endres Donald L. Endres	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Danny C. Herron Danny C. Herron	President and Chief Financial Officer (Principal Financial Officer)

/s/ Bryan D. Meier Bryan D. Meier	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)